Exhibit 10.16

FOURTH AMENDMENT TO THE EXPONENT, INC. 401(k) SAVINGS PLAN

(AS AMENDED AND RESTATED JANUARY 2, 1999)

WHEREAS, Exponent, Inc. (the “Company”) adopted an amended and restated 401(k) Savings Plan effective January 2, 1999 (the “Plan”); and

WHEREAS, as a result of recent changes to the Internal Revenue Code that permit employees to contribute more compensation to the Plan on a pre-tax basis, the Company wishes to amend the Plan to increase the maximum percentage of compensation that may be contributed as salary deferral contributions; and

WHEREAS, the Plan must be amended to reflect the provisions of recently issued Treasury regulations regarding required minimum distributions; and

WHEREAS, the Company wishes to authorize ballots for Committee member elections to be distributed to employees and returned to the Committee via electronic mail; and

WHEREAS, the Company wishes to make certain other changes to the Plan; and

WHEREAS, the Company retains the right to amend the Plan under Section 11.1(a) thereof;

NOW, THEREFORE, effective January 1, 2003, except as otherwise provided, the Plan is amended as follows:

1. Effective January 1, 2004, Subsection (a) of Section 4.1 Salary Deferral Contributions shall read in full as follows:

“(a) Subject to the limitations of Sections 5.4 and 5.5, an Eligible Employee who has satisfied the age requirement in Section 3.1 may elect, in accordance with the procedures established from time to time by the Administrator, to have a portion of his or her Compensation contributed to his or her Salary Deferral Contributions Account. The Participant’s election shall specify the amount of his or her Compensation to be contributed, which amount shall not be less than one percent (1%) and not more than sixty percent (60%) of the Participant’s Compensation for payroll period; provided, however, in no event shall the dollar amount contributed on behalf of such Participant for any calendar year exceed the limit prescribed under Code Section 402(g) (Thirteen Thousand Dollars ($13,000) in 2004). A Participant may elect to increase, decrease or discontinue Salary Deferral Contributions in such manner and at such time as the Administrator shall specify from time to time.”

2. Section 6.12 shall read in full as follows:

“6.12 Minimum Distribution Requirements.

(a)	Definitions.

(i) Designated Beneficiary. “Designated Beneficiary” means the individual who is designated as the Participant’s Beneficiary and is the designated beneficiary under Code Section 401(a)(9) and Section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

(ii) Distribution Calendar Year. “Distribution Calendar Year” means a calendar year for which a minimum distribution is required.

(iii) Five Percent Owner. “Five Percent Owner” means a Participant who is a five percent owner as defined in Code Section 416(i) at any time during the Plan Year ending with or within the calendar year in which such owner attains age 70 ½.

(iv) Life Expectancy. “Life Expectancy” means life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury regulations.

(v) Participant’s Benefit. Participant’s Benefit means the Participant’s Account balance as of the last Valuation Date in the calendar year immediately preceding the Distribution Calendar Year (“Valuation Calendar Year”) increased by the amount of any contributions made and allocated or forfeitures allocated to the Account balance as of dates in the Valuation Calendar Year after the Valuation Date and decreased by distributions made in the Valuation Calendar Year after the Valuation Date. The Account balance for the Valuation Calendar Year includes any amounts rolled over or transferred to the Plan either in the Valuation Calendar Year or in the Distribution Calendar Year if distributed or transferred in the Valuation Calendar Year.

(vi) Required Beginning Date. “Required Beginning Date” means for Five Percent Owners, the first day of April following the later of the calendar year in which the Participant attains age 70 ½. Once begun, distributions to a Five Percent Owner under this Section must continue to be distributed, even if the Participant ceases to be a Five Percent Owner in a subsequent year. For Non-Five Percent Owners, “Required Beginning Date” means:

(A) Participants who are not Five Percent Owners, but who Attain Age 70 ½ prior to January 1, 1996. The first day of April in the calendar year following the calendar year in which the Participant attains age 70 ½.

(B) Participants who are not Five Percent Owners and who Attain Age 70 ½ between January 1, 1996 and December 31, 1998. The first day of April in the calendar year following the calendar year in which the later of attainment of age 70 ½ or the Participant’s Severance Date occurs; provided, however, that an Employee whose Severance Date has not occurred may irrevocably elect, in writing, to defer distribution until that Employee’s Severance Date.

(C) Participants who are not Five Percent Owners and who Attain Age 70 ½ after December 31, 1998. The date on which occurs the Participant’s Severance Date.

(b)	Time and Manner of Distribution.

(i) Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.

(ii) Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(A) If the Participant’s Surviving Spouse is the Participant’s sole Designated Beneficiary, then except as provided in Section 6.12(e), distributions to the Surviving Spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.

(B) If the Participant’s Surviving Spouse is not the Participant’s sole Designated Beneficiary, then except as provided in Section 6.12(e), distributions to the Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(C) If there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(D) If the Participant’s Surviving Spouse is the Participant’s sole Designated Beneficiary and the Surviving Spouse dies after the Participant but before distributions to the Surviving Spouse begin, this Section 6.12(b)(ii), other than Section 6.12(b)(ii)(A), will apply as if the Surviving Spouse were the Participant.

If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s Required Beginning Date (or to the Participant’s Surviving Spouse before the date distributions are required to begin to the Surviving Spouse under Section 6.12(b)(ii)(A)), the date distributions are considered to begin is the date distributions actually commence.

(iii) Forms of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year distributions will be made in accordance with Sections 6.12(c) and 6.12(d). If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and the Treasury regulations.

(c)	Required Minimum Distributions During Participant’s Lifetime.

(i) Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the lesser of the quotient obtained by dividing the Participant’s Benefit by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the Distribution Calendar Year, or if the Participant’s sole Designated Beneficiary for the Distribution Calendar Year is the Participant’s Spouse, the quotient obtained by dividing the Participant’s Benefit by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the Distribution Calendar Year.

(ii) Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this Section 6.12(c) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.

(d)	Required Minimum Distributions After Participant’s Death.

(i) Death On or After Date Distributions Begin – Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Benefit by the longer of the remaining Life Expectancy of the

Participant or the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as follows:

(A) The Participant’s remaining Life Expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(B) If the Participant’s Surviving Spouse is the Participant’s sole Designated Beneficiary, the remaining Life Expectancy of the Surviving Spouse is calculated for each Distribution Calendar Year after the year of the Participant’s death using the Surviving Spouse’s age as of the Spouse’s birthday in that year. For Distribution Calendar Years after the year of the Surviving Spouse’s death, the remaining Life Expectancy of the Surviving Spouse is calculated using the age of the Surviving Spouse as of the Spouse’s birthday in the calendar year of the Spouse’s death, reduced by one for each subsequent calendar year.

(C) If the Participant’s Surviving Spouse is not the Participant’s sole Designated Beneficiary, the Designated Beneficiary’s remaining Life Expectancy is calculated using the age of the Beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(ii) Death On or After Date Distributions Begin – No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Benefit by the Participant’s remaining Life Expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(iii) Death Before Date Distributions Begin – Participant Survived by Designated Beneficiary. Except as provided in Section 6.12(e), if the Participant dies before the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Benefit by the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as provided in Sections 6.12(d)(i) and (ii).

(iv) Death Before Date Distributions Begin – No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the

Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(v) Death Before Date Distributions Begin – Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s Surviving Spouse is the Participant’s sole Designated Beneficiary, and the Surviving Spouse dies before distributions are required to begin to the Surviving Spouse under Section 6.12(b)(ii)(A), Section 6.12(d)(iii) will apply as if the Surviving Spouse were the Participant.

(e)	Election to Allow Participants or Beneficiaries to Elect 5-Year Rule.

Participants or Beneficiaries may elect on an individual basis whether the 5-year rule or the life expectancy rule in Sections 6.12(b)(ii)(A), 6.12(b)(ii)(B), 6.12(d)(iii) and 6.12(d)(iv) applies to distributions after the death of a Participant who has a Designated Beneficiary. The election must be made no later than the earlier of September 30 of the calendar year in which distribution would be required to begin under Section 6.12(b)(ii), or by September 30 of the calendar year which contains the fifth anniversary of the Participant’s (or, if applicable, Surviving Spouse’s) death. If neither the Participant nor Beneficiary makes an election, distributions will be made in accordance with Sections 6.12(b)(ii)(A), 6.12(b)(ii)(B), 6.12(d)(iii) and 6.12(d)(iv).”

3. Effective January 1, 2004, Subsection (3)(ii) of Section 7.6 Committee Appointment and Governance shall read in full as follows:

“(ii) The Committee shall distribute the ballots to those Participants eligible to vote either by personal delivery, by electronic mail to the Participant’s work-related electronic mail address, or by first class mail addressed to the Participant’s last known address. The ballot shall include a statement stating the location where ballots will be received and the deadline for casting ballots. The deadline shall be a date selected by the Committee which falls not less than ten (10) nor more than fifteen (15) days after the date of distribution. In the case of ballots distributed by electronic mail, distribution shall be deemed to occur when the ballots are transmitted via electronic mail. In the case of ballots distributed by mail, distribution shall be deemed to occur on the date of mailing. A ballot shall be deemed to be cast on the date and at the time of its actual receipt by the Committee in the manner and at the location designated on the ballot.”

4. Effective January 1, 2002, a new Section 13.4 is added at the end of Article XIII Claims Procedure to read as follows:

“13.4 Claims Procedure for Disability Benefits from the Merged Exponent, Inc. Employee Pension Plan. Notwithstanding the above, a Participant claim for Disability benefits attributable to the Account balances merged into the Plan from the Exponent, Inc. Employee Pension Plan shall be administered in conformance with the claims procedures for disability benefits set forth in Section 2560.503-1 of the Department of Labor regulations.”

5. Sections A.1(c) Joint and Last Survivor Life Expectancy and A.1(d) Life Expectancy are deleted and the remaining Sections of Section A.1 Definitions are renumbered accordingly.

6. Section A.6 Timing of Death Distribution is deleted and Section A.7 Spousal Consent is renumbered accordingly.

IN WITNESS WHEREOF, the Company has caused this Fourth Amendment to be executed by its duly authorized officer.

Dated: December 18, 2003	EXPONENT, INC.

	By:	/s/ Richard L. Schlenker

	Title:	CFO, Corporate Secretary